Dice Holdings, Inc. Reports Second Quarter 2013 Results

•	Revenues totaled $52.0 million in the second quarter; excluding the acquisition of Slashdot Media, revenues were $47.9 million

•	Net income was $8.0 million, resulting in diluted earnings per share of $0.13 in the second quarter

•	Adjusted EBITDA was 35% of revenue or $18.3 million in the second quarter (see “Notes Regarding the Use of Non-GAAP Financial Measures”)

•	Net cash from operations increased 18% year-over-year to $12.8 million

•	Company acquires UK-based The IT Job Board® extending online tech recruiting business to Europe

New York, New York, July 24, 2013 - Dice Holdings, Inc. (NYSE: DHX), a leading provider of specialized websites for professional communities, today reported financial results for the quarter ended June 30, 2013.
Second Quarter Operating Results
Revenues for the quarter ended June 30, 2013 totaled $52.0 million, an increase of 7% from $48.5 million in the comparable quarter of 2012. Excluding the acquisition of Slashdot Media, revenues were $47.9 million in the second quarter. Similar to the prior quarter, recruiting activity remained inconsistent by region and by industry.
During the second quarter, the number of hiring managers and recruiters utilizing Open WebTM increased, as well as the number of searches and profile views by those customers. Currently in beta on the Dice service, Open Web combines publicly available information on approximately 50 social and professional networks to create an aggregated or “super” profile of a candidate’s professional experience, contributions, history and capabilities, as well as their passions and interests. Hiring managers continue to report finding unique candidates, as well as praising the direct contact information provided and the efficiency of the service.
Operating expenses increased 20% year-over-year for the second quarter to $39.3 million due to the prior year’s acquisitions, continued investments in product development, and higher general and administration expenses.
Net income for the quarter ended June 30, 2013 totaled $8.0 million, resulting in diluted earnings per share of $0.13 for the second quarter of 2013.

Net cash provided by operating activities increased 18% year-over year to $12.8 million for the quarter ended June 30, 2013. Adjusted EBITDA for the quarter ended June 30, 2013 totaled $18.3 million which equaled 35% of revenues in the second quarter of 2013. See “Notes Regarding the Use of Non-GAAP Financial Measures.”

Operating Segment Results
For the quarter ended June 30, 2013, Tech & Clearance segment revenues increased 13% year-over-year to $36.3 million, or 70% of Dice Holdings’ consolidated revenues. The acquisition of Slashdot Media added $4.1 million to Tech & Clearance revenues. Second quarter revenues in our Dice.com service essentially matched the prior year’s second quarter, while ClearanceJobs.com posted a 3% year-over-year decline in revenues. The Company continues to see stronger performance in recruitment packages offset by lower transactional job advertising.
Finance segment revenues for the second quarter of 2013 decreased 11% year-over-year to $8.7 million. Currency translation from pound sterling to U.S. dollars negatively impacted revenues in the second quarter of 2013 by $0.2 million, as compared to the second quarter of 2012. Recruitment activity remains weak in Continental Europe, with markets in the UK, North America, and Asia Pacific relatively stable with the previous quarter.
The Energy segment grew 13% year-over-year to $6.0 million in revenues in the quarter ended June 30, 2013, accounting for 11% of consolidated revenues. This result was driven by similar growth rates year-over-year in advertising, career center, data services and events.

Other segment revenues totaled $1.0 million for the quarter ended June 30, 2013.
Six Month Operating Results
Revenues for the six months ended June 30, 2013 totaled $102.4 million, an increase of 8% from $94.6 million in the comparable period of 2012. Currency translation from pound sterling to U.S. dollars negatively impacted revenues for the six months ended June 30, 2013 by $0.3 million from the comparable 2012 period.
By segment, Tech and Clearance revenues increased 14% to $72.1 million for the six months ended June 30, 2013. The acquisition of Slashdot Media contributed revenues of $8.2 million to the Tech and Clearance segment in the six months ended June 30, 2013. In the same period, the Finance segment contributed revenues of $17.3 million, a decrease of 12% from the six months ended June 30, 2012. Energy segment revenues increased 18% to $11.0 million. Other revenues decreased 7% to $2.0 million.
Net income for the six months ended June 30, 2013 totaled $15.0 million, resulting in diluted earnings per share of $0.25 for six months ended June 30, 2013.
Net cash provided by operating activities totaled $34.7 million for the six months ended June 30, 2013. Adjusted EBITDA for the six months ended June 30, 2013 decreased 9% to $35.2 million from $38.7 million for the same period in 2012. See “Notes Regarding the Use of Non-GAAP Financial Measures.”
Balance Sheet

Deferred revenue at June 30, 2013 was $73.2 million compared to $66.8 million at June 30, 2012 and $77.2 million at March 31, 2013. The 9% year-over-year increase was primarily driven by increases in our Dice and Rigzone services. Slashdot Media represented $2.2 million of Deferred revenue at June 30, 2013.

Net Cash, defined as cash and cash equivalents and investments less total debt, was $14.6 million at June 30, 2013, consisting of cash and cash equivalents of $40.6 million minus total debt of $26.0 million. This compares to a Net Cash balance of $11.6 million at March 31, 2013, consisting of cash and cash equivalents and investments of $45.6 million minus total debt of $34.0 million.

During the second quarter of 2013, the Company repaid $8 million of outstanding debt under the revolving credit facility and purchased 920,700 shares of its common stock on the open market pursuant to its stock repurchase plan at an average cost of $8.85 per share, for a total of approximately $8.1 million.

Recent Developments

Dice Holdings, Inc. Acquires UK-based The IT Job Board®

On July 20, 2013, the Company expanded its online tech recruiting business to Europe by purchasing The IT Job Board® from SThree plc (LSE: STHR), an international specialist staffing company.

Known for making the search for IT jobs simple, The IT Job Board operates a network of tech career sites including local versions for the UK, Germany, Belgium and Holland, as well as a media service that targets IT decision makers and professionals globally. With a quarter of a million monthly unique visitors and nearly one million technology professionals to match against hiring managers’ job opportunities, The IT Job Board gives its customers quick and easy access to targeted, high-quality technical talent.

The Company purchased the outstanding shares of Jobboard Enterprises Limited, the corporate entity of The IT Job Board. The purchase price consists of initial cash consideration of £8.0 million ($12.2 million) net of cash acquired. Additional consideration to a maximum of £3.0 million ($4.6 million) is payable in cash upon the achievement of certain operating and financial goals ending in 2014.

Dice Holdings, Inc. Announces CEO Transition; Michael Durney to Succeed Scot Melland

Dice Holdings also announced today that effective September 30, 2013, Michael Durney, EVP, Industry Brands Group and CFO, will succeed Scot Melland as President and CEO. Mr. Durney will also join the Company’s board of directors as a director, while Mr. Melland will resign as chairman, but remain a director on the Company’s board.

Full details of the changes to the Company’s executive team and board of directors can be viewed at www.diceholdingsinc.com.

Management Comments

Scot Melland, Chairman, President and CEO, said, “We continue to make strategic progress strengthening our market position. Most notably, we’ve continued to grow our communities, drive growing usage of our Open Web technology and extend our tech recruiting business outside of North America. During the quarter, the number of customers regularly using Open Web increased again, as did the number of searches and profile views. In transforming our products, we believe the Company will be well-positioned for long-term growth.”

Michael Durney, Executive Vice President, Industry Brands Group, CFO and CEO-designate said, “The IT Job Board acquisition is consistent with our stated long-term growth strategy and supports our expansion into new markets, creating growth opportunities and serving our global customers. We are eager to work with The IT Job Board team to begin to offer a global tech recruiting service. I’m confident that the improvements we are making, together with our expansion opportunities, will return us to growth over the long-term, despite near-term weakness.”

Business Outlook

The Company is providing a current, point-in-time view of estimated financial performance based on what it sees as of July 24, 2013 for the quarter ending September 30, 2013 and year ending December 31, 2013. This estimated financial performance excludes any impact from the recent acquisition of The IT Job Board.
The Company’s actual performance will vary based on a number of factors including those that are outlined in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 in the sections entitled “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition, for a description of Adjusted EBITDA as used below, see “Notes Regarding the Use of Non-GAAP Financial Measures.”

	Quarter ending September 30, 2013(1)	Year ending December 31, 2013(1)
Revenues	$52 mm	$207 mm

Estimated Contribution by Segment
Tech & Clearance	71%	70%
Finance	16%	17%
Energy	11%	11%
Other	2%	2%

Adjusted EBITDA	$18.5 mm	$73 mm

Depreciation and amortization	$3.5 mm	$13.8 mm
Non-cash stock compensation expense	$2.1 mm	$ 8.5 mm
Interest expense, net	$0.4 mm	$ 1.5 mm
Other income	-	$ 0.2 mm
Income taxes	$4.6 mm	$18.0 mm

Net income	$7.9 mm	$31.4 mm

Adjusted EBITDA Margin	36%	35%

Fully diluted share count	61 mm	61 mm

(1) Excludes estimated financial performance from The IT Job Board.

Conference Call Information

The Company will host a conference call to discuss second quarter 2013 results today at 8:30 a.m. Eastern Time.  Hosting the call will be Scot W. Melland, Chairman, President and Chief Executive Officer, and Michael P. Durney, Executive Vice President, Industry Brands Group, CFO and CEO-designate.

The conference call can be accessed live over the phone by dialing 866-318-8612 or for international callers by dialing 617-399-5131; the passcode is 93703275. A replay will be available two hours after the call and can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers; the replay passcode is 74981839. The replay will be available until July 31, 2013.

The call will also be webcast live from the Company’s website at www.diceholdingsinc.com under the Investor Relations section.

Open Web

To learn more about Open Web and to see what hiring managers and recruiters are saying, visit www.dice.com/openweb.

Investor & Media Contact:

Jennifer Bewley
Vice-President, Investor Relations & Corporate Communications
Dice Holdings, Inc.
212-448-4181
IR@dice.com

About Dice Holdings, Inc.

Dice Holdings, Inc. (NYSE: DHX) is a leading provider of specialized websites for professional communities, including technology and engineering, financial services, energy, healthcare, and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 20 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America, Europe, Asia and Australia.

Notes Regarding the Use of Non-GAAP Financial Measures
The Company has provided certain non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (“GAAP”) and may be different from similarly titled non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation expense, and other non-recurring income or expense (“Adjusted EBITDA”), free cash flow, net cash and net debt, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company’s management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes.
Adjusted EBITDA
Adjusted EBITDA is a metric used by management to measure operating performance. Management uses Adjusted EBITDA as a performance measure for internal monitoring and planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability and performance comparisons between us and our competitors. The Company also uses this measure to calculate amounts of performance based compensation under the senior management incentive bonus program. Adjusted EBITDA, as defined in our Credit Agreement, represents net income (loss) plus (to the extent deducted in calculating such net income (loss)) interest expense, income tax expense, depreciation and amortization, non-cash stock option expenses, losses resulting from certain dispositions outside the ordinary course of business, certain writeoffs in connection with indebtedness, impairment charges with respect to long-lived assets, expenses incurred in connection with an equity offering, extraordinary or non-recurring non-cash expenses or losses, transaction costs in connection with the Credit Agreement up to $250,000, deferred revenues written off in connection with acquisition purchase accounting adjustments, writeoff of non-cash stock compensation expense, and business interruption insurance proceeds, minus (to the extent included in calculating such net income (loss)) non-cash income or gains, interest income, and any income or gain resulting from certain dispositions outside the ordinary course of business.
We consider Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to our ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and to fund future growth as well as to monitor compliance with financial covenants. We present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide comparisons from period to period and company to company by excluding potential differences caused by variations in capital structures (affecting interest expense) and tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and to estimate our value.
We present Adjusted EBITDA because covenants in our Credit Agreement contain ratios based on this measure. Our Credit Agreement is material to us because it is one of our primary sources of liquidity. If our Adjusted EBITDA were to decline below certain levels, covenants in our Credit Agreement that are based on Adjusted EBITDA may be violated and could cause a default and acceleration of payment obligations under our Credit Agreement.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.

Free Cash Flow
We define free cash flow as net cash provided by operating activities minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness or repurchase our common stock. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it includes cash used for capital expenditures during the period.
Net Cash/Net Debt
Net Cash is defined as cash and cash equivalents and investments less total debt. Net Debt is defined as total debt less cash and cash equivalents and investments. We consider Net Cash and Net Debt to be important measures of liquidity and indicators of our ability to meet ongoing obligations. We also use Net Cash and Net Debt, among other measures, in evaluating our choices for capital deployment. Net Cash and Net Debt presented herein are non-GAAP measures and may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements
This press release and oral statements made from time to time by our representatives contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information without limitation concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, competition from existing and future competitors in the highly competitive market in which we operate, failure to adapt our business model to keep pace with rapid changes in the recruiting and career services business, failure to maintain and develop our reputation and brand recognition, failure to increase or maintain the number of customers who purchase recruitment packages, cyclicality or downturns in the economy or industries we serve, failure to attract qualified professionals to our websites or grow the number of qualified professionals who use our websites, failure to successfully identify or integrate acquisitions, U.S. and foreign government regulation of the Internet and taxation, our ability to borrow funds under our revolving credit facility or refinance our indebtedness and restrictions on our current and future operations under such indebtedness. These factors and others are discussed in more detail in the Company’s filings with the Securities and Exchange Commission, all of which are available on the Investor Relations page of our website at www.diceholdingsinc.com, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, under the headings “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
You should keep in mind that any forward-looking statement made by the Company or its representatives herein, or elsewhere, speaks only as of the date on which it is made. New risks and uncertainties come up from time to time, and it is impossible to predict these events or how they may affect us. We have no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2013	2012	2013	2012

Revenues	$52,013	$48,455	$102,448	$94,587

Operating expenses:
Cost of revenues	5,636	3,825	10,754	6,952
Product development	5,223	3,214	10,656	6,376
Sales and marketing	16,904	16,037	33,505	32,607
General and administrative	8,083	6,730	16,506	13,017
Depreciation	1,709	1,275	3,366	2,526
Amortization of intangible assets	1,708	1,695	3,409	3,535
Change in acquisition related contingencies	49	—	96	—
Total operating expenses	39,312	32,776	78,292	65,013
Operating income	12,701	15,679	24,156	29,574
Interest expense	(344)	(1,052)	(719)	(1,369)
Interest income	10	44	24	56
Other income	237	—	232	—
Income before income taxes	12,604	14,671	23,693	28,261
Income tax expense	4,631	5,217	8,645	10,188
Net income	$7,973	$9,454	$15,048	$18,073

Basic earnings per share	$0.14	$0.15	$0.26	$0.29
Diluted earnings per share	$0.13	$0.14	$0.25	$0.27

Weighted average basic shares outstanding	57,833	62,640	57,682	63,379
Weighted average diluted shares outstanding	60,910	66,004	61,002	66,875

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the three months ended June 30,		For the six months ended June 30,
	2013	2012	2013	2012
Cash flows from operating activities:
Net income	$7,973	$9,454	$15,048	$18,073
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	1,709	1,275	3,366	2,526
Amortization of intangible assets	1,708	1,695	3,409	3,535
Deferred income taxes	(403)	(810)	(886)	(1,520)
Amortization of deferred financing costs	60	852	121	967
Share based compensation	2,174	1,491	4,212	3,015
Change in acquisition related contingencies	49	—	96	—
Change in accrual for unrecognized tax benefits	131	(23)	(65)	186
Changes in operating assets and liabilities:
Accounts receivable	4,183	1,475	6,763	3,538
Prepaid expenses and other assets	829	684	(407)	33
Accounts payable and accrued expenses	1,163	(992)	1,529	(1,101)
Income taxes receivable	(2,804)	(1,564)	(2,616)	(952)
Deferred revenue	(4,029)	(2,728)	4,119	5,860
Other, net	7	19	6	35
Net cash flows from operating activities	12,750	10,828	34,695	34,195
Cash flows from investing activities:
Purchases of fixed assets	(2,759)	(1,621)	(5,748)	(3,054)
Purchases of investments	(3)	—	(3)	(1,735)
Maturities and sales of investments	1,709	250	2,194	999
Net cash flows from investing activities	(1,053)	(1,371)	(3,557)	(3,790)
Cash flows from financing activities:
Payments on long-term debt	(8,000)	(15,500)	(20,000)	(16,500)
Proceeds from long-term debt	—	16,500	—	16,500
Payments under stock repurchase plan	(7,240)	(21,947)	(12,356)	(34,064)
Payment of acquisition related contingencies	—	—	—	(1,557)
Proceeds from stock option exercises	374	496	2,597	1,130
Purchase of treasury stock related to vested restricted stock	(32)	16	(983)	(392)
Excess tax benefit over book expense from stock options exercised	256	687	1,245	944
Financing costs paid	—	(1,101)	—	(1,101)
Net cash flows from financing activities	(14,642)	(20,849)	(29,497)	(35,040)
Effect of exchange rate changes	(390)	(539)	(1,055)	233
Net change in cash and cash equivalents for the period	(3,335)	(11,931)	586	(4,402)
Cash and cash equivalents, beginning of period	43,934	62,766	40,013	55,237
Cash and cash equivalents, end of period	$40,599	$50,835	$40,599	$50,835

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

ASSETS	June 30, 2013	December 31, 2012
Current assets
Cash and cash equivalents	$40,599	$40,013
Investments	—	2,201
Accounts receivable, net	22,042	29,030
Deferred income taxes - current	1,090	1,609
Prepaid and other current assets	3,416	3,084
Total current assets	67,147	75,937
Fixed assets, net	13,469	11,158
Acquired intangible assets, net	59,045	62,755
Goodwill	198,950	202,944
Deferred financing costs, net	957	1,078
Other assets	416	358
Total assets	$339,984	$354,230
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	17,900	16,552
Deferred revenue	73,157	69,404
Current portion of acquisition related contingencies	4,974	4,926
Income taxes payable	1,190	3,817
Total current liabilities	97,221	94,699
Long-term debt	26,000	46,000
Deferred income taxes - non-current	13,026	14,414
Accrual for unrecognized tax benefits	2,437	2,502
Acquisition related contingencies	4,878	4,830
Other long-term liabilities	1,143	1,147
Total liabilities	144,705	163,592
Total stockholders’ equity	195,279	190,638
Total liabilities and stockholders’ equity	$339,984	$354,230

Supplemental Information and Non-GAAP Reconciliations
On the pages that follow, the Company has provided certain supplemental information that we believe will assist the reader in assessing our business operations and performance, including certain non-GAAP financial information and required reconciliations to the most comparable GAAP measure. A statement of operations and statement of cash flows for the three and six month periods ended June 30, 2013 and 2012 and a balance sheet as of June 30, 2013 and December 31, 2012 are provided elsewhere in this press release. Supplemental schedules provided include:

Quarterly Adjusted EBITDA Reconciliation
A reconciliation of Adjusted EBITDA for the three and six month periods ended June 30, 2013 and 2012 is provided. This information provides the reader with the information we believe is necessary to analyze the Company.

Non-GAAP and Quarterly Supplemental Data
On this schedule, the Company provides certain non-GAAP information as of and for the three and six month periods ended June 30, 2013 and 2012 that we believe is useful to understanding the business operations of the Company.

DICE HOLDINGS, INC.
QUARTERLY ADJUSTED EBITDA RECONCILIATIONS
(Unaudited)
(in thousands)

	For the three months ended June 30,		For the six months ended June 30,
	2013	2012	2013	2012

Reconciliation of Net Income to Adjusted EBITDA:
Net income	$7,973	$9,454	$15,048	$18,073
Interest expense	344	1,052	719	1,369
Interest income	(10)	(44)	(24)	(56)
Income tax expense	4,631	5,217	8,645	10,188
Depreciation	1,709	1,275	3,366	2,526
Amortization of intangible assets	1,708	1,695	3,409	3,535
Change in acquisition related contingencies	49	—	96	—
Non-cash stock compensation expense	2,174	1,491	4,212	3,015
Other income	(237)	—	(232)	—
Adjusted EBITDA	$18,341	$20,140	$35,239	$38,650

Reconciliation of Operating Cash Flows to Adjusted EBITDA:
Net cash provided by operating activities	$12,750	$10,828	$34,695	$34,195
Interest expense	344	1,052	719	1,369
Amortization of deferred financing costs	(60)	(852)	(121)	(967)
Interest income	(10)	(44)	(24)	(56)
Income tax expense	4,631	5,217	8,645	10,188
Deferred income taxes	403	810	886	1,520
Change in accrual for unrecognized tax benefits	(131)	23	65	(186)
Change in accounts receivable	(4,183)	(1,475)	(6,763)	(3,538)
Change in deferred revenue	4,029	2,728	(4,119)	(5,860)
Changes in working capital and other	568	1,853	1,256	1,985
Adjusted EBITDA	$18,341	$20,140	$35,239	$38,650

DICE HOLDINGS, INC.
NON-GAAP AND QUARTERLY SUPPLEMENTAL DATA
(Unaudited)
(dollars in thousands except per customer data)

	For the three months ended June 30,		For the six months ended June 30,
	2013	2012	2013	2012
Revenues by Segment
Tech & Clearance (1)	$36,288	$32,243	$72,091	$63,303
Finance	8,727	9,762	17,335	19,762
Energy	5,960	5,282	10,987	9,327
Other	1,038	1,168	2,035	2,195
	$52,013	$48,455	$102,448	$94,587
Percentage of Revenues by Segment
Tech & Clearance	69.8%	66.6%	70.4%	66.9%
Finance	16.7%	20.1%	16.9%	20.9%
Energy	11.5%	10.9%	10.7%	9.9%
Other	2.0%	2.4%	2.0%	2.3%
	100.0%	100.0%	100.0%	100.0%

Adjusted EBITDA	$18,341	$20,140	$35,239	$38,650
Adjusted EBITDA Margin	35.3%	41.6%	34.4%	40.9%

Calculation of Free Cash Flow
Net cash provided by operating activities	$12,750	$10,828	$34,695	$34,195
Purchases of fixed assets	(2,759)	(1,621)	(5,748)	(3,054)
Free Cash Flow	$9,991	$9,207	$28,947	$31,141

Deferred Revenue (end of period)	$73,157	$66,834	n.a.	n.a.

Dice.com Recruitment Package Customers
Beginning of period	8,650	8,650	8,400	8,100
End of period	8,650	8,600	8,650	8,600
Average for the period (2)	8,650	8,600	8,600	8,600

Dice.com Average Monthly Revenue per Recruitment Package Customer (3)	$998	$970	$995	$963

Segment Definitions:
Tech & Clearance: Dice.com, ClearanceJobs and Slashdot Media (since date of acquisition, September 2012)
Finance: eFinancialCareers worldwide
Energy: Rigzone
Other: Health Callings, Targeted Job Fairs and WorkDigital (since date of acquisition, October 2012)

(1) Includes $4.1 million and $8.2 million of Slashdot Media revenue for the second quarter of 2013 and six months ended June 30, 2013, respectively.
(2) Reflects the daily average of recruitment package customers during the period.
(3) Reflects simple average of three months in each period.